ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "**Agreement**") is made and entered into as of the 22nd day of December, 2011, by and between NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership ("**Seller**"), and BLACKWATER MARYLAND, L.L.C., a Maryland limited liability company ("**Purchaser**"). Seller and Purchaser are sometimes referred to herein individually as a "party" and collectively as the "parties." Capitalized terms not otherwise defined herein shall have the meanings specified or referred to in Exhibit A hereto.

PRELIMINARY STATEMENT

Seller owns a terminal facility accommodating petroleum and refined petroleum products at or near Salisbury, Maryland.

Seller is willing to sell, and Purchaser is willing to purchase, the Assets (as defined below) in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the matters set forth in the Preliminary Statement, the mutual promises and covenants herein set forth, and subject to the terms and conditions hereof, the parties hereby agree as follows:

PURCHASE AND SALE OF ASSETS

1.1 Sale of Assets. On the terms and subject to the conditions of this Agreement and for the consideration stated herein, at the Closing, Purchaser shall purchase and receive from Seller, and Seller shall sell and deliver to Purchaser subject to the Permitted Liens, all of Seller's right, title and interest in and to the following assets (collectively, the "**Assets**"):

1.1.1. The land described on Schedule 1.1.1 hereto ("**Land**");

1.1.2. The improvements located on the Land, including buildings, facilities, fixtures, storage tanks, piping and related on-site facilities and appurtenances (the "**Improvements**," and together with the Land, the "**Real Property**");

1.1.3. All equipment and fixtures appurtenant to the Facility and used by Seller as of the date of this Agreement primarily in its operation of the Facility, together with any and all licenses or other rights to use real property held in connection with same (such licenses and rights being the "**Licenses**," and together with said equipment and fixtures, the "**Appurtenant Equipment**");

1.1.4. All supplies, spare parts, tools, drawings, plats, equipment manuals, books, furniture, machines, equipment, computers, and records located at or relating to the Facility and all other personal property located at the Facility, other than the Excluded Personal Property set forth on Schedule 1.2.6 hereto (the "**Personal Property**");

1.1.5. All of Seller's and its Affiliates' rights, interests and obligations arising or accruing after the Closing Date under the written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings set forth on Schedule 1.1.5 hereto (**"Contracts"**);

1.1.6. To the extent transferable and relating to the Facility, all of Seller's rights, interests and obligations arising or accruing after the Closing Date under all permits and similar authorizations from any Governmental Authority set forth on Schedule 1.1.6 hereto (**"Permits"**);

1.1.7. To the extent transferable, all manufacturer and seller warranties of, or other claims directly related to, any goods or services provided to Seller regarding the Assets; and

1.1.8. Subject to the express exclusions set forth in Section 1.2.9, all books, records or files in tangible, hardcopy form (and expressly excluding information retained in digital media or electronic form) that are in Seller's possession and located either at the Facility or at Seller's principal corporate offices in San Antonio, Texas, provided such Records directly relate to the operation of the Facility, including operation and maintenance data, engineering drawings and technical reports (the **"Records"**).

1.2 **Excluded Property**. Notwithstanding anything else in this Agreement to the contrary, the Assets exclude the following (collectively, the **"Excluded Property"**):

1.2.1. All Product Inventory;

1.2.2. Intra-company accounts and contracts of Seller, including any accounts and contracts between Seller and any of its Affiliates;

1.2.3. Cash or bank accounts of Seller;

1.2.4. Accounts receivable, notes receivable and employee receivables;

1.2.5. Proprietary trade names, trademarks, service marks, logos, trade dress, insignia, and imprints of Seller and all signs whose purpose is to display any of the foregoing and all forms and documents which incorporate any of the foregoing;

1.2.6. The items of personal property listed on Schedule 1.2.6 (collectively, the **"Excluded Personal Property"**);

1.2.7. All Intellectual Property;

1.2.8. All rights to any of Seller's claims (whether or not filed) for any federal, state, local, or foreign Income Tax or Tax refunds or carrybacks, except claims for refunds or carrybacks relating to Taxes assumed by, prorated to or paid by Purchaser;

1.2.9. The following documents: (A) all minute books, tax returns, partnership documents of Seller or any of its Affiliates as well as other business records or related documents of Seller or any of its Affiliates that are not directly related to the Assets; and (B) all Records that (i) are proprietary in nature, (ii) are covered by the attorney-client privilege or work product doctrine (other than Records which relate to any Assumed Liability), (iii) pertain to or are created in connection with Seller's internal audit procedures, (iv) are not readily severable from Seller's general records through diligent efforts, (v) relate to employment matters for any person, including the Transferred Employees, (vi) pertain to Seller's marketing or strategic research and planning, or (vii) are required by applicable Law to be retained by Seller or any of Seller's Affiliates in its care, custody, or control; *provided, however*, to the extent the documents described in clause (vii) constitute Records, copies of such Records shall be delivered to Purchaser;

1.2.10. All rights in connection with and assets of any employee benefit or similar plans;

1.2.11. All insurance policies and rights thereunder;

1.2.12. The capital stock of any Affiliate of Seller;

1.2.13. All Claims of Seller and other rights to recover monies against Third Parties, whether choate or inchoate, known or unknown, contingent or non-contingent, arising prior to, on or after the Closing Date that Seller or any of its Affiliates may have and relating to or in connection with Seller's ownership of the Assets prior to the Closing Date; excepting therefrom Claims of Seller against Third Parties relating to the Environmental Condition of the Assets to the extent Seller is indemnified from such Claims pursuant to Article VIII, and the manufacturer and seller warranties of, or other claims directly related to, any goods or services provided to Seller regarding the Assets, as described in Section 1.1.7 above; and

1.2.14. Any other properties or assets of Seller not specifically described herein as being part of the "Assets."

1.3 As-Is Sale. **EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL ASSETS TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN "AS IS", "WHERE IS", AND "WITH ALL FAULTS" BASIS AT THE CLOSING, INCLUDING ANY ENVIRONMENTAL CONDITION, AND SELLER MAKES NO, AND HEREBY DISCLAIMS ALL OTHER, REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PHYSICAL CONDITION, UTILITY OR OPERABILITY OF ANY OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR OR ORDINARY USES OR PURPOSES.**

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER HAS INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL

PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS IN, ON, OR UNDER THE ASSETS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS. WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO PURCHASER ARE PROVIDED TO PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

1.4 **Use of Names**. Prior to Closing, Seller shall remove or cause to have removed the names and marks used by Seller and Seller's Affiliates (including replacement of Seller's and their Affiliates name and number with Purchaser's name and designated number on any applicable pipeline markers located upon the Land) and all variations and derivations thereof and logos relating thereto from the Assets. Purchaser shall not make any use whatsoever of those names, marks, and logos.

1.5 **Product Inventory Verification**. Immediately prior to the Effective Time, the Product Inventory in the tanks will be measured by Seller. Seller and Purchaser hereby agree that the measurements obtained by Seller will conclusively establish the quantities of Product Inventory in the tanks as of the Effective Time, absent fraud or manifest error. Buyer may witness all measurements taken by Seller.

ARTICLE II
PURCHASE PRICE

2.1 **Deposit**. Pursuant to a Letter of Interest between Purchaser and Seller dated September 16, 2011 (as amended, supplemented and modified from time to time, the "**LOI**"), Seller hereby acknowledges receipt of $25,000 in immediately available funds ("**Deposit**"). In the event the Closing should not occur for any reason (other than due to Seller's breach of this Agreement), Seller will retain the Deposit as a break-up fee. Seller and Purchaser hereby acknowledge and agree that the Deposit constitutes consideration for the exclusivity set forth in the LOI, and in part reflects a fair and reasonable monetary estimate of the substantial time, effort and resources Seller will expend in connection

with the negotiation of the acquisition. In the event the Closing occurs, the Deposit shall be credited against the Purchase Price.

2.2 **Purchase Price; Payment**.

2.1.1. The purchase price to be paid by Purchaser for the transfer, sale and assignment by Seller of the Assets shall be the sum of One Million Six Hundred Thousand and No/100 Dollars ($1,600,000) (hereinafter referred to as the "**Purchase Price**"), payable at the Closing.

2.1.2. At the Closing, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds to the account of Seller in accordance with the wire transfer instructions set forth in Schedule 2.2.2.

2.3 **Allocation of Purchase Price for Tax Purposes**. Seller and Purchaser agree that the proper allocation for purposes of IRS Form 8594 of amounts paid in connection with the transactions contemplated hereunder is as set forth in Schedule 2.3, and the parties shall file IRS Form 8594 consistently with the terms of same.

ARTICLE III
RETAINED LIABILITIES; ASSUMED LIABILITIES; PURCHASER'S RELEASE

3.1 **Seller's Retained Liabilities**. Seller shall retain and shall pay and discharge when due only the following Liabilities (collectively, the "**Retained Liabilities**"):

3.1.1. any Liability for: (i) salary, wages and benefits for any current or former employees of Seller pertaining to their employment by Seller at the Facility prior to the Closing Date, including any accrued and unused vacation entitlement for the Employee, or (ii) any violations of law by Seller relating to the hiring, employment or termination of employment of any current or former employees of Seller pertaining to their employment by Seller at the Facility prior to the Closing Date;

3.1.2. all costs for property furnished or services rendered to or for the benefit of the Assets prior to the Closing Date;

3.1.3. any (i) Liability of Seller and its Affiliates for Income Taxes and (ii) Liability of Seller for Taxes arising during, or relating to, any period (or portion thereof), through and including the Closing Date and which result from Seller's operation of the Facility or ownership of the Assets prior to the Closing Date; provided, however, that Purchaser shall assume responsibility for payment of only those Taxes set forth in Section 4.4.2;

3.1.4. any Liability arising out of or related to the Excluded Property;

3.1.5. any Liability arising out of or related to Pre-Closing Offsite Disposal;

3.1.6. any Liability arising out of or related to the exposure of any current or former employees of Seller during their period of employment by Seller at the Facility to

any Hazardous Materials existing at or released from the Facility (to the extent and in the proportion the injury or exposure occurred prior to the Closing Date);

3.1.7. any Liability, other than an Environmental Liability, arising under any of the Contracts, Licenses or Permits to the extent such Liability has accrued and relates to the period of time prior to the Closing Date;

3.1.8. any Liability, other than an Environmental Liability, with respect to litigation pending against Seller as of the Closing Date related in any manner to the Facility or the Assets or defending or prosecuting the same.

3.2 **Purchaser's Assumed Liabilities**. Upon Closing, Purchaser, without further action by Purchaser or Seller, shall assume and be solely liable for the following Liabilities (the foregoing collectively referred to herein as the "**Assumed Liabilities**"):

3.2.1. any Liability under any and all of the Contracts, Licenses and Permits arising after the Closing Date, except as set forth in Section 3.1.7 above;

3.2.2. All Environmental Liabilities arising from the ownership or operation of the Assets or the Facility by Seller, or any predecessor or successor thereto, prior to, on or after the Closing Date, except as expressly set forth in Sections 3.1.5 and 3.1.6 above, including without limitation:

3.2.2.1. any Liability under Environmental Law to perform Corrective Action of any Environmental Condition;

3.2.2.2. any Liability arising out of or related to any enforcement action brought by a Governmental Authority that shall have commenced after the Closing Date to the extent the same relate to, result from or arise out of the Facility's non-compliance with Environmental Laws prior to the Closing Date;

3.2.2.3. any Liability arising out of or related to a Release of Hazardous Materials pursuant to a Proceeding brought by a Third Party to the extent the same relate to, result from, or arise out of Seller's ownership or operation of the Facility prior to the Closing Date, but excluding any such Liability to the extent expressly set forth in Section 3.1.5 and Section 3.1.6;

3.2.2.4. any Liability arising out of or related to the exposure of any natural person at any time to any Hazardous Material to the extent existing at or released from the Facility prior to, on or after the Closing Date, but excluding any such Liability to the extent expressly set forth in Section 3.1.6;

3.2.3. any Liability arising out of or related to the operation of the Facility or the ownership of the Assets, whether arising prior to, on or after the Closing Date, including any Liability arising out of or related to the condition of the Assets prior to or at the time of Closing, but excluding the Retained Liabilities.

3.3 **Release**. Upon the terms and subject to the conditions of this Agreement, without any further action by Purchaser or Seller, (i) Purchaser agrees from and after the Closing that Purchaser shall pay, perform and discharge when due, whether based in whole or in part on violation of Laws, strict liability, contract, willful misconduct, ordinary or gross negligence of Seller, the Assumed Liabilities; and (ii) Seller agrees from and after the Closing that Seller shall pay, perform and discharge when due, whether based in whole or in part on violation of Laws, strict liability, contract, willful misconduct, ordinary or gross negligence of Purchaser, the Retained Liabilities. Effective as of the Closing, Purchaser hereby unconditionally releases and discharges Seller, Seller's Affiliates, and the partners, employees, officers and directors of Seller and Seller's Affiliates, from all of the Assumed Liabilities, and Seller hereby unconditionally releases and discharges Purchaser, Purchaser's Affiliates, and the partners, members, managers, employees, shareholders, officers and directors of Purchaser and Purchaser's Affiliates, from all of the Retained Liabilities.

3.4 **Purchaser's Environmental Insurance**. From and after the Closing, Purchaser agrees to obtain and maintain insurance coverage on the terms and in the amounts set forth in Schedule 3.4 for a period of not less than 10 years with a carrier having at all times during the policy period a Financial Strength Rating of "A-" or better and a Financial Size Category of "VII" or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies. Seller and Purchaser agree that the insurance coverage obtained pursuant to this Section 3.4 shall be primary, and not contributory, coverage with respect to any obligations assumed under this Agreement by Purchaser.

ARTICLE IV
CLOSING

4.1 **Time and Place**. The closing of the transaction contemplated hereby (the "**Closing**") shall be held on December 22, 2011 at the offices of MILLING BENSON WOODWARD L.L.P., 909 Poydras Street, Suite 2300, New Orleans, Louisiana 70112, unless another time, place or date is agreed to in writing by the parties hereto (the day of the Closing being referred to herein as the "**Closing Date**").

4.2 **Seller's Deliveries**. At the Closing, Seller shall deliver to Purchaser the following:

4.2.1. deliver to the Title Company a grant deed for Seller's right, title and interest in and to the Real Property in the form attached hereto as Exhibit B ("**Deed**"), executed by Seller together with Seller's Maryland Residency Affidavit in the form attached hereto as Exhibit C;

4.2.2. an Assignment and Bill of Sale for the Appurtenant Equipment and Personal Property substantially in the form attached hereto as Exhibit D ("**Assignment and Bill of Sale**"), executed by Seller;

4.2.3. an Assignment and Assumption of Permits and Contracts substantially in the form attached hereto as Exhibit E ("**Assignment and Assumption of Permits and Contracts**"), executed by Seller;

4.2.4. an Assumption and Release Agreement substantially in the form attached hereto as Exhibit F (**"Assumption and Release Agreement"**), executed by Seller;

4.2.5. a Certificate of Non-Foreign Status substantially in the form attached hereto as Exhibit G, executed by Seller;

4.2.6. possession of the Assets, subject to the Permitted Liens;

4.2.7. certified copies of appropriate partnership action by Seller authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents referenced in this Section 4.2 to enter into this Agreement and such other documents on behalf of Seller;

4.2.8. a certificate that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

4.3 **Purchaser's Deliveries**. At the Closing, Purchaser shall deliver to Seller the following:

4.3.1. the Purchase Price in immediately available funds in accordance with Section 2.2, together with the reimbursement to Seller in immediately available funds for Purchaser's share of any applicable Transfer Taxes as provided in Section 4.4.2;

4.3.2. the Assignment and Bill of Sale substantially in the form attached hereto as Exhibit D, executed by Purchaser;

4.3.3. the Assignment and Assumption of Permits and Contracts substantially in the form attached hereto as Exhibit E, executed by Purchaser;

4.3.4. the Assumption and Release Agreement substantially in the form attached hereto as Exhibit F, executed by Purchaser;

4.3.5. the Guaranty substantially in the form attached hereto as Exhibit H, executed by Blackwater Midstream Corp., as guarantor;

4.3.6. certified copies of appropriate corporate action by Purchaser authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents referenced in this Section 4.3 to enter into this Agreement and such other documents on behalf of Purchaser;

4.3.7. a certificate that the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

4.4 **Apportionment of Taxes, Utilities and other Expenses**.

4.4.1. The following items relating to the Assets: (i) general real estate ad valorem taxes for the then-current fiscal year, (ii) personal property taxes, (iii) charges for utilities or municipal charges, and (iv) other prepaid expenses related to the

Assets and their operations (collectively, "**Expenses**"), shall be prorated as of the Closing Date and shall be adjusted at the Closing. Subject to such pro-ration, Seller shall pay all Expenses assessed against the Assets for periods on or before the Closing Date; provided, however, that if any Expenses are payable in installments, Seller shall be responsible for paying only that portion of such installments to the extent applicable to periods prior to the Closing Date. Subject to such pro-ration, Purchaser shall pay all Expenses assessed against the Assets for all periods after the Closing Date. Notwithstanding the foregoing, Seller shall pay all special assessments levied prior to the Closing, but only to the extent Seller received notice of same prior to the Closing and to the extent such assessments are attributable to pre-Closing ownership and operation of the Facility.

4.4.2. Purchaser shall pay and assume all Liabilities for applicable sales tax, documentary or other similar transfer tax, real property filing fees and other similar Taxes (other than Income Taxes) (collectively, "**Transfer Taxes**"), whether imposed on Seller or Purchaser, and whether paid with a return or imposed by a Governmental Authority upon audit or otherwise, arising directly from the transfer of Assets contemplated by this Agreement.

4.4.3. If any of the Expenses to be apportioned in Section 4.4.1 are not readily ascertainable as of the time of Closing, such apportionments shall, to the extent necessary, be based on the parties' reasonable estimate thereof. The parties shall cooperate with each other in making the calculations upon which any Expenses are to be allocated in favor of Seller or Purchaser, as the case may be. Such apportionments made on the basis of estimates shall be recalculated promptly after the availability of required information, but in any event within six (6) months of the Closing Date, and any overpayments or underpayments due a party shall be adjusted by suitable payment from the applicable party.

4.4.4. After the Closing Date, if either Purchaser or Seller (as applicable, the "**Receiving Party**") receives a bill for Expenses that covers periods both before and after the Closing Date, the Receiving Party shall either (a) pay such bill in its entirety and invoice the other party (the "**Sharing Party**") for the portion of the Expenses payable by such other party in accordance with the principles of proration set forth in Section 4.4.1, in which event the Sharing Party shall promptly reimburse the Receiving Party receiving such invoice, or (b) if the Sharing Party is primarily responsible for payment as prorated pursuant to Section 4.4.1, forward a copy of such bill to the Sharing Party within 10 days of receipt and pay that portion of the Expenses payable by it in accordance with the principles of proration set forth in Section 4.4.1, in which event the Sharing Party shall timely pay its portion of the bill directly. After the Closing Date, if a Receiving Party receives a bill for Expenses that covers only a period for which the Receiving Party is not responsible under the terms of this Agreement, then the Receiving Party shall forward the bill to the party who is responsible for such Expenses in accordance with the terms of this Agreement (the "**Obligated Party**") for payment directly by the Obligated Party. The Obligated Party shall pay such bill in timely fashion (except to the extent that it is being protested

through proper procedures and the Obligated Party uses reasonable best efforts to cause the Governmental Authority or other person issuing such bill to correct the name on the account, and the Obligated Party shall pay any amount found to be its responsibility).

4.4.5. Any refunds received in respect of Expenses apportioned pursuant to this Section 4.4 shall be paid to the party to whom such Expenses are apportioned pursuant to this Section 4.4 if received from the payor by another party.

4.4.6. Seller and Purchaser will provide each other with such cooperation and information as each may reasonably request of the other with regard to the preparation and filing of returns, or the conduct of an audit or other proceeding in respect of Taxes.

ARTICLE V
SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby warrants and represents to Purchaser that, except as set forth on the schedules attached hereto:

5.1 **Organization**. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign limited partnership under the laws of the State of Maryland.

5.2 **Authority; Enforceability**. Seller has the power and authority to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Seller pursuant hereto, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite partnership action of Seller, and no other act or proceeding on the part of Seller or its Affiliates is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Seller in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other laws of general application relating to creditors' rights and equitable remedies.

5.3 **Title to Assets**. During the Seller Ownership Period, Seller has not granted any interest in the Real Property to any Third Party. Except as otherwise provided in Article VII, Seller has good and marketable title to the Assets, free and clear of all Liens other than Permitted Liens.

5.4 **No Breach**. The execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby and the compliance by Seller with any of the provisions hereof or thereof does not and will not violate, or conflict with, or result in a breach of, any provisions of the constituent documents of Seller.

5.5 **Contracts**. Schedule 1.1.5 sets forth a list of Contracts in effect on the date of this Agreement to which Seller is a party or is bound that relate to the Assets. To Seller's Knowledge, neither Seller nor any other party is in or has given notice of breach of any of the Contracts. To Seller's Knowledge, (i) each of the Contracts are valid and enforceable and assignable to Purchaser without the consent of any other person except as set forth on Schedule 5.5, and (ii) no circumstance exists that with or without notice or lapse of time would give rise to a breach of any of the Contracts.

5.6 **Litigation**. Except as set forth on Schedule 5.6, there is no action, suit, investigation, judicial or administrative proceeding, or arbitration pending, or, to Seller's Knowledge, threatened, against Seller or any of its Affiliates involving any of the Assets that would reasonably be expected to have a material adverse effect on the Assets. There is no judgment, decree, injunction, order, determination or award of any Governmental Authority outstanding against Seller (other than general regulatory orders applicable to businesses of the type operated by Seller) that would reasonably be expected to have a material adverse effect on the Assets. Schedule 5.6 sets forth a list of all pending or threatened actions, suits, investigations, judicial or administrative proceedings, and arbitrations against Seller involving any of the Assets and known to Seller.

5.7 **Brokers**. All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Purchaser for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby.

5.8 **Compliance with Laws and Permits**. To Seller's Knowledge, Seller and the Assets are in compliance in all material respects with all applicable Laws in connection with the operation of the Assets.

5.9 **Employee Matters.** Schedule 5.9 contains a complete listing of all employees that are employed by Seller in connection with the Assets and devoting substantially all of their time to the operation of the Facility, together with information regarding length of service for each such employee. Seller is not party to any collective bargaining agreement or similar agreement with respect to employees of Seller employed at the Facility. There is no labor strike, slowdown, work stoppage or lockout in effect or, to Seller's Knowledge, threatened against or otherwise affecting the employees of Seller involved in the operation of the Assets.

5.10 **ERISA**.

Except as set forth on Schedule 5.10:

5.10.1. Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA which provisions are hereinafter referred to collectively as

"COBRA" and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

5.10.2. There is no material or pending proceeding by any Governmental Authority relating to any Employee Benefit Plan. Neither Seller nor any fiduciary of any Employee Benefit Plan has engaged in a transaction with respect to any such plan that could subject Seller or Purchaser to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.

5.10.3. Except for continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement other than as described in the Employee Benefit Plans.

5.11. **Taxes**. All Tax returns, information returns and statements, forms and reports required by any Governmental Authority to be filed by Seller and relating to Taxes to which Seller is subject in respect of any Tax period ending on or before the Closing Date have been or will be properly filed when due, and all Taxes shown or required to be shown thereon to be due and payable have been or will be timely paid. There are no Liens for Taxes upon any of the Assets, except for Liens for Taxes not yet due and payable.

5.12. **Solvency**. Seller is not now insolvent, nor will it be rendered insolvent as a result of the consummation of the transactions contemplated by this Agreement. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to Seller's Knowledge, threatened against Seller.

5.13. **Due Diligence Materials**. To Seller's Knowledge, Seller has provided true, complete and correct copies of all records and documentation in its possession and relating to the Facility and the Assets that have been requested by Purchaser.

5.14. **Books of Account**. The financial books, records and accounts of Seller with respect to the Assets, to the extent the same have been furnished to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with Seller's normal business practices. The books, records and accounts of Seller relating to the Assets and operation of the Facility accurately and fairly reflect the transactions and the assets and liabilities associated with the Assets, operation of the Facility and conduct of Seller's business, and with respect thereto, Seller has not engaged in any transaction, maintained any bank account or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Seller.

ARTICLE VI
PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser hereby warrants and represents to Seller that:

6.1 **Organization**. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland.

6.2 **Authority; Enforceability**. Purchaser has the power and authority to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Purchaser pursuant hereto, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite partnership action of Purchaser, and no other act or proceeding on the part of Purchaser or its Affiliates is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or of the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Purchaser in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other laws of general application relating to creditor's rights and equitable remedies.

6.3 **No Breach**. The execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby and the compliance by Purchaser with any of the provisions hereof or thereof does not and will not violate, or conflict with, or result in a breach of, any provisions of the constituent documents of Purchaser.

6.4 **Brokers**. All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Purchaser or its Affiliates in such manner as to give rise to any valid claim against Seller for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby or thereby.

ARTICLE VII
TITLE MATTERS

7.1 **Purchaser's Title Diligence**. As of the date of this Agreement, Purchaser has received an American Land Title Association Owner's Title Commitment (2006) covering the Real Property from Competitive Title Insurance Agency, Inc. ("**Title Company**"), the cost and expense for which (determined as of the date of this Agreement) shall be borne and paid one-half each by Seller and Purchaser at the Closing. Purchaser has been afforded ample opportunity to investigate the state of title to the Real Property and is willing to accept Seller's title to same, such as it may be, on an "AS-IS, WHERE-IS" basis. Purchaser acknowledges that Seller may not currently hold good title to all or any portion of the Real Property or the improvements located thereon. At the Closing, Seller shall transfer its rights in and to the Real Property to Purchaser without representation or warranty of any kind, and **SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, REPRESENTATIONS AND COVENANTS OF TITLE TO THE REAL PROPERTY OF ANY KIND OR CHARACTER, WHETHER IMPLIED, EXPRESS OR STATUTORY**; provided, however, that any legal rights to

the Real Property that may have accrued to Seller during its possession of the Assets are intended to pass to Purchaser upon Purchaser's possession of the Real Property.

ARTICLE VIII
INDEMNIFICATION

8.1 **Indemnification Obligations**. Seller and Purchaser (each, as the case may be, an "**Indemnitor**") each shall release, defend, indemnify and hold harmless the other and its respective Affiliates, as well as the partners, officers, directors, members, managers, agents and employees of any of them (each, as the case may be, an "**Indemnitee**"), from and against each and every Loss, which results from, arises out of or is attributable in any way to any of the following:

8.1.1. Liability expressly assumed or retained by the Indemnitor pursuant to this Agreement;

8.1.2. any inaccuracy or breach of a representation or warranty made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing; and

8.1.3. any non-fulfillment or breach of the obligations, covenants or agreements made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing.

8.2 **Procedures**.

8.2.1. In the event that any officer or registered agent of Indemnitee receives actual notice of any written claim by a Third Party (each, a "**Third Party Claim**") giving rise to a right of indemnification of such Indemnitee hereunder, the Indemnitee shall, within sixty (60) days after receipt of such notice, give written notice thereof to the Indemnitor setting forth the facts and circumstances giving rise to such claim for indemnification and shall tender the defense of such claim to the Indemnitor. If the Indemnitee fails to give such notice and tender such defense within such 60-day period, the Indemnitee shall be solely responsible for any Loss with respect to such claim to the extent the Loss is attributable to such failure; but failure to give such notice and tender such defense within such 60-day period shall not result in a forfeiture or waiver of any rights to indemnification for any Loss with respect to such claim to the extent the Loss is not attributable to such failure.

8.2.2. The Indemnitor shall be solely responsible for selecting the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee's behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim. The Indemnitor shall keep the Indemnitee fully and timely informed as to actions taken on such matters. The Indemnitee shall cooperate fully with the Indemnitor and its counsel and shall provide them reasonable access to the Indemnitee's employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, the Indemnitor reimbursing the Indemnitee with respect to the cost of any such access. The Indemnitee shall have

the right, but not the duty, to participate with attorneys of its own choosing, at its own expense, in the defense of any Loss for which the Indemnitor is obligated to defend and indemnify it, and to approve any settlement that may give rise to a Loss on the part of Indemnitee, without relieving the Indemnitor of any obligations hereunder.

8.3 **Certain Limitations**. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, the Indemnitor shall not have any obligation with respect to Losses subject to indemnification by the Indemnitor hereunder as a result of a breach(es) of representations or warranties unless the cumulative, aggregate amount of all such Losses exceeds or is reasonably expected to exceed $25,000 (the "**Basket Amount**"), in which case only the excess shall be subject to indemnification under this Article VIII. In no event shall either party's indemnification obligation exceed $275,000, except as to Seller for Losses arising from Retained Liabilities and as to Purchaser for Losses arising from Assumed Liabilities, for which such party's indemnification obligation shall not be limited in amount or subject to the Basket Amount. To the extent Losses are incurred as a result of claims of a Third Party and such Third Party is determined to be entitled to consequential, special, punitive or indirect damages, the Indemnitee shall be entitled to indemnification against such damages notwithstanding the exclusion of such damages generally from the definition of "Losses." Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, Seller will not have any Liability under this Article VIII for Losses resulting from a breach of any representation or warranty made in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement if Purchaser had knowledge that such representation or warranty was not true in any material respect and failed to disclose such knowledge prior to Closing.

8.4 **Exclusive Remedy**. The indemnification provided for in this Article VIII shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party to this Agreement with respect to any provision of this Agreement, the transactions contemplated by this Agreement and/or any document, agreement or instrument delivered in connection with or pursuant to this Agreement; provided, however, that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement or any such other document or instrument. Each party hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action, known or unknown, it or any indemnified person may have against the other party relating to this Agreement or the transactions pursuant to this Agreement. Any indemnity payment under this Article VIII shall be treated as an adjustment to the Purchase Price for tax purposes unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income tax purposes.

8.5 **Direct Claims**. In any case in which an Indemnitee seeks indemnification hereunder and no Third Party Claim is involved, the Indemnitee shall notify the Indemnitor in writing of any Losses which such Indemnitee claims is subject to indemnification pursuant to this Article VIII. The notice shall describe the indemnification sought in reasonable detail to the extent known and shall indicate the amount (estimated, if necessary, and if then

estimable) of the Losses that have been or may be suffered. Subject to the limitations otherwise set forth in this Article VIII, the failure of the Indemnitee to exercise reasonable diligence in providing such notification shall not amount to a waiver of such claim except to the extent the resulting delay materially prejudices the position of the Indemnitor with respect to such claim.

8.6 **Survival**. The representations and warranties set forth herein shall survive the Closing for a period of twelve (12) months from and after the Closing Date. The parties express covenants herein shall survive the Closing to the extent necessary for the applicable party to perform its post-Closing obligations hereunder.

ARTICLE IX
RECORDS & ACCESS

9.1 **Seller's Rights to Records**. From and after the Closing Date, Purchaser will afford to Seller and its authorized representatives reasonable access during normal business hours to any records related to the Facility or the Assets in the possession of Purchaser, and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including the making of employees available to Seller (at Seller's expense) as witnesses or deponents, as Seller may reasonably request for purposes of (a) financial reporting, (b) tax or similar purposes, (c) investigating Claims or conducting Litigation (whether or not related to the Facility), or (d) in connection with the Retained Liabilities.

9.2 **Preservation of Records**. Except in the ordinary course of business, consistent with reasonable record retention policies and practices, Purchaser and Seller shall not destroy or otherwise dispose of any records acquired, removed, or retained hereunder for a period of seven (7) years following the Closing Date or such longer period as required by applicable regulations, laws, statutes, or court orders, except upon 30 days prior written notice to the other party (upon receipt of such notice, the other party (the "**Receiving Party**") may elect that such records be transferred to the Receiving Party at the sole cost and expense of the Receiving Party). During such seven year period, Seller and Purchaser shall make such records available to the other party or its authorized representatives (at such other party's sole expense) upon reasonable request for any business, legal or technical need in a manner which does not unreasonably interfere with the record holder's business operations.

9.3 **SEC Compliance.** In the event that Purchaser reasonably determines that it is subject to Section 210.3-05 of Regulation S-X requiring submission of audited financial statements for the Facility for the three (3) years prior to the closing, Seller will provide Purchaser, at Purchaser's expense, such financial information as may be necessary to enable Purchaser to comply with the said regulation.

ARTICLE X
PUBLICITY

10.1 **Publicity**. At all times prior to the Closing, no party will make any press release or other public statement concerning this Agreement or the transactions contemplated hereby, except upon mutual agreement, or as required by law. No public statement or third-party

disclosure will be made without advance notice to and prior approval of the other party. No such approval will be unreasonably withheld or delayed.

ARTICLE XI
EMPLOYEE MATTERS

11.1 **Employee Matters**. Purchaser agrees (i) to offer employment to the persons listed on Schedule 5.9 (**"Transferred Employees"**) on terms and conditions substantially equivalent to those available to Purchaser's current employees who are similarly situated; and (ii) to recognize all periods of prior service of such Transferred Employees with the Seller for purposes of vesting and eligibility in respect of any employee benefit plan or arrangement and any other severance, vacation or other employee benefit. Purchaser further agrees that it will take no employment action, including any plant closing, mass layoff, change of conditions of employment, or employment loss within the meaning of the WARN Act, for a period of at least ninety (90) days after Closing, which causes Losses to Seller under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sec. 2101 et. seq. Purchaser shall employ each Transferred Employee who accepts employment with Purchaser for a period of at least twelve (12) months beginning on the Closing Date, except to the extent any such Transferred Employee is earlier terminated for cause or voluntarily terminates employment with Purchaser. Following the Closing, Seller agrees to maintain in full force and effect any group health plan in force immediately prior to Closing and provide continuation coverage to any Transferred Employee electing such coverage under COBRA.

11.2 **Third Party Beneficiary**. Notwithstanding any provision herein to the contrary, each Transferred Employee shall be deemed a third party beneficiary of the rights granted under this Article XI.

ARTICLE XII
TRANSFER OF PERMITS AND ASSIGNMENT OF CONTRACTS

12.1 **Transfer and Assignment**. Seller and Purchaser agree to use their commercially reasonable efforts to satisfy any conditions to the transfer of the Permits, Licenses and Contracts from Seller to Purchaser. If there are prohibitions against, or conditions to, the conveyance of any Permits, Licenses or Contracts without the prior written consent of Third Parties either as a result of the provisions thereof or the requirements of applicable Law, and such written consents are not obtained at or prior to the Closing, then (i) any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to, or interest in, such Licenses, Permits or Contracts pursuant to this Agreement shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies, (ii) until such consent requirement is satisfied, waived or no longer applies, Seller shall (without infringing the legal rights of any Third Party, breaching any such License, Permit, or Contract or violating any Law) provide Purchaser with the equivalent benefits of the Permit, License or Contract by subcontract, sublease or otherwise, on the condition that Purchaser shall cooperate and assist in such efforts and provide such services or perform such acts as may be reasonably required to enable Seller to provide Purchaser with such equivalent benefits, and (iii) Purchaser shall bear all economic burdens and other Liabilities of Seller regarding this post-Closing period under the Permit, License or Contract notwithstanding the fact that the same has not been transferred to

Purchaser. When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by applicable Law, the assignment of such Permits, Licenses or Contracts shall become effective automatically as of the Closing Date, without further action on the part of Seller or Purchaser and without payment of further consideration. After Closing, Seller shall reasonably cooperate with Purchaser, at Purchaser's request and expense, to procure the transfer of any Permits, Licenses and Contracts not transferred to Purchaser prior to Closing.

ARTICLE XIII
COVENANTS

13.1 **Cooperation**. Each of the parties shall assist and cooperate with one another in all due diligence efforts and shall further assist and cooperate with one another to effect promptly and shall give any notices to make any filings with, and use its respective reasonable best efforts to obtain all consents, approvals, and authorizations of or any exemptions by, all Governmental Authorities in connection with the transactions contemplated by this Agreement.

13.2 **Agreements**. In the event any Contract's express term expires pursuant to its express provisions prior to the Closing, Seller shall provide immediate notice thereof to Purchaser, Seller shall not renew that Contract for a fixed contract term, and shall use commercially reasonable efforts to continue such Contract on a month-to-month basis, unless otherwise directed in writing by Purchaser.

13.3 **Transition**. To the extent consistent with applicable Laws, each of the parties shall reasonably cooperate with each other and shall cause its officers, employees, agents and representatives to reasonably cooperate with each other for a period of thirty (30) days after Closing, or such longer period as Purchaser may reasonably require, to ensure the orderly transition of the Assets and the Assumed Liabilities to Purchaser and to minimize the disruption to the respective businesses of the parties hereto (including the parties' relationships with customers and suppliers) resulting from the transactions contemplated hereby.

ARTICLE XIV
BULK SALES

14.1 **Bulk Sales Waiver**. Seller shall pay or otherwise satisfy in the ordinary course of business (but not later than the due date thereof) any Liability in respect of trade creditors of Seller's business with respect to the Assets that have accrued prior to the Closing Date. Subject to the foregoing warranty, Seller and Purchaser hereby waive compliance with any applicable bulk sales or similar laws.

ARTICLE XV
ANTI-ASSIGNMENT

15.1 **Anti-Assignment**. This Agreement may not be assigned by any party, in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and

permitted assigns. This Agreement is not intended to, and does not create, any rights in any Third Parties except as otherwise expressly stated herein.

ARTICLE XVI
PAYMENTS

16.1 **Terms of Payment**. Unless otherwise specified herein, any payment to be made hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree.

16.2 **Interest**. Any amount not paid by any party when due hereunder shall bear interest from the date upon which payment was due through the date of payment at a rate equal to two percent (2%) above the prime rate of interest as announced by Chase Manhattan Bank N.A. in New York City from time to time.

ARTICLE XVII
NOTICES

17.1 **Notices**. All notices or other communications required hereunder shall be in writing, shall be addressed as specified below and shall be deemed to have been given: (a) at the time of delivery when delivered personally; (b) upon receipt when sent by Federal Express, or similar recognized overnight service; or (c) upon completion of successful transmission (with electronic confirmation of receipt) when sent by facsimile (unless transmission is completed outside recipient's normal working hours, in which case such notice shall be deemed given at the start of recipient's next business day), immediately followed by U.S. posting, postage prepaid.

Seller:

NUSTAR TERMINALS OPERATIONS
PARTNERSHIP L.P.
c/o NuStar Energy L.P.
2330 N. Loop 1604 W.
San Antonio, Texas 78248
Attn: Daniel S. Oliver, Senior Vice President
Phone: (210) 918-2000
Fax: (210) 918-5657

Purchaser:

BLACKWATER MARYLAND, L.L.C.
660 Labauve Drive
Westwego, Louisiana 70094
Attn: Frank Marrocco, Chief Commercial Officer
Phone: (504) 340-3000
Fax: (504) 340-9406

with a copy to:

MILLING BENSON WOODWARD L.L.P.
909 Poydras Street, Suite 2300
New Orleans, Louisiana 70112-1010
Attn: J. Timothy Betbeze
Phone: (504) 569-7000
Fax: (504) 569-7001

Any party may change its address or facsimile number by providing written notice to the other party in accordance with the foregoing.

ARTICLE XVIII
GENERAL; ADDITIONAL COVENANTS

18.1 **Entire Agreement**. This Agreement, including all of the Schedules, Exhibits and attachments hereto, constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings, negotiations or agreements, whether written or oral, between them respecting such subject matter.

18.2 **Construction**. Words of any gender used in this Agreement shall be construed to include any other gender, and words in the singular number shall include the plural, and vice versa, unless the context requires otherwise. The use of the phrase "including," or phrases of similar import, shall be deemed to include the phrase "without limitation."

18.3 **Captions**. The captions used in connection with the Articles and Sections of this Agreement are for convenience only and shall not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of the language of this Agreement. Any references to "Articles", "Sections", "Schedules", "Exhibits", and "Schedules" are to Articles, Sections, Schedules, Exhibits, and Schedules of this Agreement. Each Schedule, Exhibit, and Schedule referred to herein is incorporated into this Agreement by such reference; provided that to the extent of any conflict or inconsistency between any of the Schedules, Exhibits or Schedules and this Agreement, this Agreement will prevail.

18.4 **Severability**. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

18.5 **No Waiver**. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

18.6 **Parties in Interest; No Third Party Beneficiary**. This Agreement shall inure to the benefit of and be binding upon Purchaser and Seller and their respective successors and assigns. Except as otherwise provided herein, nothing in this Agreement will be construed as conferring upon any person or entity other than Purchaser and Seller, and their respective successors in interest, any right, remedy or claim under or by reason of this Agreement.

18.7 **Governing Law; Choice of Forum**. This Agreement, and any claims arising from or related to this Agreement (whether in contract, tort or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either party in the courts of the State of Texas, Bexar County, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

18.8 **Counterparts**. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed by both parties and delivered shall be deemed to be an original.

18.9 **Extensions of Time; Waiver**. It is agreed that any party to this Agreement may extend time for performance by any other party hereto or waive the performance of any obligation of any other party hereto or waive any inaccuracies in the representations and warranties of any other party, but any such waiver shall be in writing, and shall not constitute or be construed as a waiver of any other obligation, condition, representation or warranty under this Agreement.

18.10 **Further Assurances**. Purchaser and Seller shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto.

18.11 **No Presumption Against Drafter**. Purchaser and Seller have each fully participated in the negotiation and drafting of this Agreement. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against any party by virtue of the fact that its representative has authored this Agreement or any of its terms.

18.12 **Amendments**. This Agreement cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties hereto and reduced to writing in its entirety and signed and delivered by each party.

[*Remainder of page intentionally left blank.*]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first set forth above.

SELLER:

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By: ______________________________
Daniel S. Oliver, Senior Vice President

PURCHASER:

BLACKWATER MARYLAND, L.L.C.

By: Blackwater Midstream Corp., its Manager

By: ______________________________
Dale Chatagnier, Chief Operating Officer

[Signature Page to Asset Purchase Agreement]

EXHIBITS

Exhibit A	Definitions
Exhibit B	Deed
Exhibit C	Maryland Residency Certificate
Exhibit D	Assignment and Bill of Sale
Exhibit E	Assignment of Permits and Contracts
Exhibit F	Assumption and Release Agreement
Exhibit G	Certificate of Non-Foreign Status
Exhibit H	Guaranty

SCHEDULES

Schedule 1.1.1	Land Description
Schedule 1.1.5	Contracts
Schedule 1.1.6	Permits
Schedule 1.2.6	Excluded Personal Property
Schedule 2.2.2	Seller's Wire Instructions
Schedule 2.3	Purchase Price Allocation
Schedule 3.4	Purchaser's Minimum Environmental Insurance Requirements
Schedule 5.5	Third Party Consents
Schedule 5.6	Litigation
Schedule 5.9	Transferred Employees
Schedule 5.10	ERISA

EXHIBIT A

DEFINITIONS

The following terms shall have the meanings set forth below for all purposes of this Agreement:

"**Affiliate**" means, with respect to a party, any individual or legal business entity that, directly or indirectly, controls, is controlled by, or is under common control with, such party. The term "control" (including the term "controlled by") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies.

"**Agreement**" means this Asset Purchase Agreement.

"**Appurtenant Equipment**" has the meaning specified in Section 1.1.3.

"**Assets**" has the meaning specified in Section 1.1.

"**Assignment and Bill of Sale**" has the meaning specified in Section 4.2.2.

"**Assignment and Assumption of Permits and Contracts**" has the meaning specified in Section 4.2.3.

"**Assumed Liabilities**" has the meaning specified in Section 3.2.

"**Claims**" means any demand, claim, grievance or Litigation, made or pending for any Damages, specific performance, injunctive relief, remediation or other equitable relief, whether or not ultimately determined to be valid.

"**Closing**" has the meaning specified in Section 4.1.

"**Closing Date**" has the meaning specified in Section 4.1.

"**COBRA**" shall mean Part 6 of Subtitle B of Title I of ERISA, Code §4980B and any similar state Law.

"**Contracts**" has the meaning specified in Section 1.1.5.

"**Corrective Action**" means any investigation, sampling, analysis, monitoring, abatement, demolition, dismantlement, removal, decontamination, remediation, cleanup, treatment, storage, disposal or other action that is required to comply with Environmental Law.

"**Damages**" means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, losses, assessments, judgments, awards, arbitration awards, demands, claims, orders, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable attorneys' fees and expenses.

"**Deposit**" has the meaning given such term in Section 2.1.

"**Effective Time**" means 12:01 a.m. on the Closing Date.

"**Employee Benefit Plans**" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity or as to which any such entity has any Liability.

"**Environmental Condition**" means the existence of Hazardous Materials at the Facility, or originating at the Facility and migrating to adjacent properties, including in or on the soil, surface water, or groundwater at, on or under the Facility or such adjacent properties, in each case to the extent the levels of any such Hazardous Materials exceed naturally occurring background levels in such area.

"**Environmental Laws**" shall mean all applicable federal, state, and local Laws, common law, standards, prohibitions, restrictions, directives, interpretations, Orders, guidelines, permits, licenses, approvals and entitlements that relate to safety, the protection of human health and/or the environment or create rights or obligations in connection with the presence or release of Hazardous Materials.

"**Environmental Liability**" shall mean Liability arising out of or related to the Environmental Condition of the Assets.

"**ERISA**" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"**Excluded Personal Property**" has the meaning specified in Section 1.2.6.

"**Excluded Property**" has the meaning specified in Section 1.2.

"**Expenses**" has the meaning specified in Section 4.4.1.

"**Facility**" means Seller's terminal facility accommodating petroleum and refined petroleum products at or near Salisbury, Maryland, as well as all of the facilities, equipment and other improvements associated therewith.

"**Governmental Authority**" means any federal, state or local governmental authority, regulatory or administrative agency, board, commission, judicial body or other body having jurisdiction over the matter.

"**Hazardous Materials**" means any substance which is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, hazardous air pollutant, contaminant or pollutant under any Environmental Laws, including (i) radioactive substances, (ii) asbestos, (iii) radon, (iv) mercury, (v) lead-based paint, (vi) polychlorinated biphenyls ("**PCBs**") and (vii) liquid and gaseous hydrocarbons, crude oil and other petroleum products, and any fraction or by-product thereof.

"**Improvements**" has the meaning specified in Section 1.1.2.

"**Income Taxes**" means any individual or corporate income tax, franchise tax, capital gains tax or other similar tax based on net income, and any interest, liens, additions to tax or penalties thereon or resulting therefrom.

"**Indemnitee(s)**" has the meaning specified in Section 8.1.

"**Indemnitor(s)**" has the meaning specified in Section 8.1.

"**Intellectual Property**" means all patents, patent rights, trademarks, service marks, trade names, and copyrights, and all applications for the foregoing, and all trade secrets, know-how, inventions, research records, confidential information, product designs, engineering specifications and drawings, technical information and other intellectual property rights.

"**Land**" means the land described in Schedule 1.1.1.

"**Laws**" means all laws, rules, regulations, statutes, ordinances, codes, plans, Orders, decrees, rulings and charges of any Governmental Authority, including Environmental Laws.

"**Liability**" means any and all duties, liabilities and obligations, whether accrued, fixed, absolute, contingent, mature or inchoate, direct or indirect, liquidated or unliquidated, known or unknown, and whether contractual, statutory or otherwise.

"**Licenses**" has the meaning specified in Section 1.1.3.

"**Lien**" means any encumbrance, lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, and servitude or transfer restriction.

"**Litigation**" means any action, case, suit, arbitration, hearing, investigation, charge, claim (including any claim of a violation of Law), litigation or other proceeding pending, commenced, brought, conducted or prosecuted before, or otherwise involving, any Governmental Authority or arbitrator.

"**Loss**" or "**Losses**" means any loss, charge, assessment, settlements, award, obligation, judgment, decree, lien, fine, penalty, Tax, damages (excluding consequential, indirect or loss of profit damages, except as otherwise provided herein), expense, cost and fee, including reasonable fees and expenses of attorneys, consultants and experts.

"**Obligated Party**" has the meaning specified in Section 4.4.4.

"**Order**" means any judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter.

"**Permits**" means the permits, licenses, registrations, and certificates from any Governmental Authority required to own or operate, and relating exclusively to the operation or ownership of the Assets.

"**Permitted Liens**" means the following: (a) liens for Taxes, assessments or governmental charges or levies not yet due or delinquent; (b) statutory liens of carriers, warehousemen, mechanics, materialmans', workers', repairers' and other similar liens arising or

incurred in the ordinary course of business for amounts which are not due and payable; (c) easements, restrictive covenants, rights of way and other similar restrictions of records that do not materially adversely affect the use of the property subject thereto; (d) zoning, building and other similar restrictions; and (e) minor imperfections of title (whether or not of record) that do not materially adversely affect the value or use of the property subject thereto.

"**Personal Property**" has the meaning specified in Section 1.1.4.

"**Pre-Closing Off-Site Disposal**" means the transportation, storage, treatment or disposal of a Hazardous Material at any location other than the Facility prior to the Closing Date; provided, however, such disposal expressly excludes the Release of Hazardous Materials.

"**Proceeding**" means any action, arbitration, hearing, charge, claim (including any claim of a violation of Law), litigation or suit commenced, conducted or prosecuted before, or otherwise involving, any Governmental Authority or arbitrator.

"**Product Inventory**" means all chemicals, refined petroleum products and other products and substances derived therefrom that are located at the Facility as of the Effective Time and are stored by Seller pursuant to Contracts between Seller and Third Parties.

"**Purchase Price**" has the meaning specified in Section 2.2.1.

"**Purchaser**" has the meaning specified in the introductory paragraph.

"**Real Property**" has the meaning specified in Section 1.1.2.

"**Records**" has the meaning specified in Section 1.1.8.

"**Receiving Party**" has the meaning specified in Section 4.4.4.

"**Release of Hazardous Materials**" means any release, emission, or discharge of Hazardous Materials arising out of or in connection with the ownership or operation of the Facility, including: (i) any release, emission, or discharge of Hazardous Materials on the surface, in the soil, in the groundwater, or in the air at the Facility; and (ii) any migration of Hazardous Materials released, emitted, or discharged at the Facility onto or into the surface, soil, groundwater, or air of any other real property.

"**Retained Liabilities**" has the meaning specified in Section 3.1.

"**Seller**" has the meaning specified in the introductory paragraph.

"**Seller's Knowledge**" means the actual knowledge, without duty of inquiry, of Danny Oliver, Tom Russell and Jay Deputy.

"**Seller Ownership Period**" means the period of time from September 29, 1999 to the Closing Date.

"**Sharing Party**" has the meaning specified in Section 4.4.4.

"**Tax**" or "**Taxes**" means any and all federal, state, local and foreign taxes, charges, fees, levies, imposts, assessments, withholdings, impositions, or other similar governmental charges and any interest, liens, additions to tax or penalties thereon.

"**Third Party**" means any person, group or entity (including any corporation, partnership or other business entity) other than an Indemnitee.

"**Third Party Claim**" has the meaning specified in Section 8.2.1.

"**Title Company**" has the meaning specified in Section 7.1.

"**Transferred Employees**" has the meaning specified in Section 11.1.

"**Transfer Taxes**" has the meaning specified in Section 4.4.2.

EXHIBIT B

FORM OF DEED

Recording Requested by and
When Recorded Return Deed and
Future Tax Statements to:

STATE: Maryland
COUNTY: Wicomico

Milling Benson Woodward L.L.P.
909 Poydras Street, Suite 2300
New Orleans, LA 70112-1010
Attention: Lori Tamporello
(504) 569-7000

GRANT DEED

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P. (formerly Support Terminals Operating Partnership, L.P.), a limited partnership organized and existing under the laws of the State of Delaware ("Grantor"), for and in consideration of the sum of One Million Six Hundred Thousand and 00/100 Dollars ($1,600,000.00) and other good and valuable consideration, lawful money of the United States of America, well and truly paid by Grantee to Grantor, at or before the sealing and delivery of these presents, the sufficiency and receipt of which is hereby acknowledged, conveys and quitclaims to **BLACKWATER MARYLAND, L.L.C.**, a limited liability company organized and existing under the laws of the State of Maryland ("Grantee"), all of Grantor's right, title and interest in and to that certain real property in Wicomico County, Maryland, described as follows, to wit:

A CERTAIN TRACT OF LAND, together with all the buildings and improvements situated thereon, situated in Wicomico County, Maryland and being more fully described as follows:

Premises A

All that tract or parcel of land situate in Salisbury Election District, Wicomico County, Maryland, on the Northwesterly side of and binding on the Wicomico River, on the northeasterly side of and binding upon properties of Fred G. Bell and the Mayor and Council of Salisbury, and on the southeasterly side and binding upon the center line of a forty-foot road known as Glenn Road, and more particularly described as follows:

BEGINNING for the same at an ancient monument found on the southwesterly line of the property herein conveyed, at the southeasterly corner of property of the Mayor and Council of Salisbury and at the northeasterly corner of property of Fred G. Bell, said point of beginning being designated "C. M. Found" on a plat entitled, "Plat of a Parcel of Land Near Salisbury", made by Richard W. Cooper, Surveyor, from a survey made in December 1951, said plat being attached to or represented to be attached to Deed recorded in Liber No. 337, folio 381; (1) thence by and with and binding upon property of the Mayor and Council of Salisbury North forty-three degrees, twenty-seven minutes West (N 43° 27' W) five hundred thirty-three and thirty-two/hundredths (533.32) feet to the center line of said Glenn Road, said center line being twenty and twelve hundredths (20.12) feet northwesterly from a concrete monument set on the southerly line of said road, as shown on said plat; (2) thence by and with and binding upon the center line of said Glenn Road North fifty-two degrees, forty-four minutes East (N 52° 44' E), three hundred fifty-two and four/one hundredths (352.04) feet to a hub set in said center line of said Glenn Road as shown on said plat, said hub being twenty and twelve hundredths (20.12) feet northwesterly of a concrete monument set on the southerly side of said Glenn Road, as shown on said plat; (3) thence by and with and binding upon remaining property of said Ruth M. Hearn, South forty-three degrees,

twenty-seven minutes East (S 43° 27' E) one thousand eight hundred twenty-five and five tenths (1825.5) feet to an iron pipe set at the low water line and at the north line of the channel of said Wicomico River, as shown on said plat; (4) thence by and with and binding upon said channel of said Wicomico River, South thirty-six degrees six minutes West (S 36° 6' W) three hundred five and one tenth (305.1) feet to an iron pipe as shown on said plat, and continuing in the same line by and with and binding upon said channel to the land of Fred G. Bell; (5) thence by and with and binding upon the land of said Fred G. Bell North forty-three degrees, twenty-seven minutes West (N 43° 27' W) to an iron pipe, as shown on said plat, and from said pipe, past another iron pipe as shown on said plat in the same line, by and with and binding upon said Bell land North forty-three degrees twenty-seven minutes West (N 43 ° 27' W) one thousand three hundred eight and two tenths (1308.2) feet to the place of beginning, containing fifteen and two hundredths (15.02) acres, more or less, including tracts of twelve and ninety-two/ hundredths (12.92) acres and two and one tenth (2.1) acres as shown on said plat.

BEING the same property which by Deed dated January 1, 1952 and recorded among the Land Records of Wicomico County, Maryland in Liber No. 337, folio 381, was granted and conveyed by Ruth M. Hearn to Exxon Corporation (formerly known as Esso Standard Oil Company), in fee simple.

TOGETHER WITH the improvements thereon and all rights, ways, waters, water courses, privileges and appurtenances thereto belonging or in any manner pertaining, including all riparian rights and easements; and further,

TOGETHER WITH a perpetual and unobstructed right of way in common with the said Ruth M. Hearn, and her successors in title, over, along, and across a forty foot road extending the full width from east to west of the property of said Ruth M. Hearn and her successors and assigns, and known as an extension of Glenn Road, and more fully set forth on the plat by Richard W. Cooper, Surveyor, hereinabove referred to, for the purpose of ingress and egress to and from the aforesaid property at all times and for all purposes, including the use thereof by persons and vehicles of every nature and description and, in addition, the perpetual but not exclusive right, privilege, and easement to construct, lay, relay, maintain, operate, repair and remove sewers, storm water sewers, water mains, electric and telephone lines and poles and any other public utilities in, over, under, upon, across and along said forty foot road, said right of way being in part on the property herein conveyed, in part on property conveyed to Walter O. Hearn and Ruth M. Hearn, his wife, as tenants by the entireties, by deed from Benjamin Thomas Hearn, and others, by deed dated December 31, 1920, and recorded as aforesaid, in part on property conveyed to Walter O. Hearn and Ruth M. Hearn, his wife, as tenants by the entireties, by Benjamin T. Hearn, and others, by deed dated November 1,1921, and recorded among the aforesaid Land Records in Liber JCK No. 124, folio 131, and in part on property conveyed to Walter O. Hearn and Ruth M. Hearn, his wife, as tenants by the entireties, by Homer D. Kelly, and others, by deed dated July 31,1924, and recorded among the aforesaid Land Records in Liber JCK No. 134, folio 453.

SAVING AND EXCEPTING all that tract or parcel of land in Salisbury Election District, Wicomico County, Maryland, on the Northwesterly side of and binding upon the Wicomico River, on the northeasterly side of and binding upon properties of Fred G. Bell and the Mayor and Council of Salisbury, and on the southerly side and binding upon the center line of a forty-foot road known as Glenn Road, and more particularly described as follows:

BEING a strip of land of a uniform perpendicular width of fifty feet, extending from the center line of said Glenn Road to the channel of the Wicomico River, bounded on the west by said properties of Fred G. Bell and The Mayor and Council of Salisbury and on the east by remaining property of said Esso Standard Oil Company, as will more fully appear from a plat made by Richard W. Cooper, Surveyor, from a survey made in December 1951, and being a part of the same property which was conveyed to Esso Standard Oil Company by Ruth M. Hearn, widow, by deed dated January 1,1952.

AND FURTHER SAVING AND EXCEPTING all that street or road situate in Salisbury Election District of Wicomico County, State of Maryland, known as Glenn Road, extending from Parsons Road on the East in a southwestward direction to the property of the Mayor and Council of Salisbury conveyed to them by deed recorded among the Land Records of Wicomico County in Liber JWTS No. 322, folio 327, as said road is shown on a plat thereof made by Richard W. Cooper, Engineer, dated March 14,1953, titled "Proposed Widening of Glenn Road", as said road is shown on said plat to be 50 feet wide, from curb line as shown thereon.

Premises B

The following described land situate, lying and being in Wicomico County, Maryland, to-wit:

ALL THAT TRACT or parcel of land situate in Salisbury Election District of Wicomico County, State of Maryland, on the Northwest side of and binding upon the Wicomico River and on the Southeasterly side of and binding upon Glenn Road, as said Glenn Road was widened and laid out 50 feet wide on a plat thereof made by Richard W. Cooper, Engineer, dated March 14, 1953 and recorded among the Land Records of Wicomico County, Maryland in Liber J.W.T.S. No. 364, Folio 65, and as conveyed to the County Commissioners of Wicomico County, Maryland by deed dated February 10, 1954 and recorded among said Land Records in Liber J.W.T.S. No. 357, Folio 164, and more particularly described as follows:

Beginning for the same at a cement monument located at a point formed by the Northeast corner of property of ESSO Standard Oil Company and the Southeastern side of Glenn Road, it being the Northwest corner of the property hereby conveyed, and running (1) thence North 52 degrees 44 minutes East by and with the Southeasterly side of said Glenn Road 273.45 feet; (2) thence North 52 degrees 37 minutes 53 1/2 seconds East by and with the Southeasterly side of Glenn Road 28.31 feet to a cement monument; (3) thence South 43 degrees 27 minutes East by and with other lands of Ruth M. Hearn 467.55 feet to a concrete monument; (4) thence continuing said South 43 degrees 27 minutes East direction 500 feet to a concrete monument; (5) thence continuing said South 43 degrees 27 minutes East direction 663.17 feet to a concrete monument; (6) thence continuing said South 43 degrees 27 minutes East direction by and with lands of Upper Ferry Estates, Inc. 86.08 feet to the low water line at the edge of the channel of the Wicomico River; (7) thence South 37 degrees 49 minutes West by and with said low water line of said Wicomico River 303.51 feet to lands of ESSO Standard Oil Company; (8) thence North 43 degrees 27 minutes West by and with the property of ESSO Standard Oil Company 95.34 feet to a concrete marker, (9) thence continuing said North 43 degrees 27 minutes West direction by and with the property of ESSO Standard Oil Company 400 feet to a concrete monument; (10) thence continuing said North 43 degrees 27 minutes West direction 500 feet to a cement monument; (11) thence continuing said North 43 degrees 27 minutes West direction by and with the lands of ESSO Standard Oil Company 300 feet to a concrete marker; (12) thence continuing said North 43 degrees 27 minutes West direction by and with property of ESSO Standard Oil Company 500 feet to the place of beginning; containing 12.05726 acres of land, more or less, as shown on plat entitled "Gulf Oil Corporation Operations Department, Parcel G and 100, Boundary and Detail, Salisbury, Maryland", made by Charles W. Menard, Civil Engineer, dated November 14,1955 and intended to be recorded among the Land Records of Wicomico County, Maryland. The land hereby conveyed is part of the land which by deed dated December 31, 1920 and recorded among the Land Records of Wicomico County, Maryland in Liber J.C.K. No. 121, Folio 287, was granted and conveyed by Benjamin Thomas Hearn, et al to Walter O. Hearn and Ruth M. Hearn, his wife, as tenants by the entireties, the said Walter O. Hearn having since departed this life; and said land also includes all of a small triangular lot on the Wicomico River in the Southeasterly corner thereof which by deed dated January 12, 1956 and intended to be recorded among the Land Records of Wicomico County, Maryland prior hereto was conveyed by Upper Ferry Estates, Inc., et al. to Ruth M. Hearn, Widow.

Being the same property conveyed to Gulf Oil Corporation (Incorporated in Pennsylvania, now known as Chevron U.S.A. Inc.) from Ruth M. Hearn, widow, by special warranty deed dated July 5. 1956, filed and recorded July 11, 1956 in Liber J.W.T.S. No. 412, Folio 310 Land Records of Wicomico County, Maryland.

UNDER AND SUBJECT to easements, covenants, conditions, encumbrances, restrictions and other matters of record.

TO HAVE AND TO HOLD Grantor's right, title and interest in and to the same, together with all and singular the rights and appurtenances thereto or in anywise belonging, unto the said Grantee, its successors and assigns, forever. Grantor's conveyance of the Property to Grantee is made without any representation, warranty or covenant of title of any kind or character, except as to Grantor's own acts, whether express, implied or statutory, all warranties and covenants of title being hereby expressly disclaimed by Grantor and waived by Grantee.

FURTHER, as part of the consideration for this grant, sale and conveyance, Grantee for itself, its successors and permitted assigns, covenants and agrees that neither the land herein granted, sold and conveyed, nor any part thereof, shall at any time be used for any of the following specifically named facilities or uses, or any similar facility or use: residential, child care, nursery school, preschool other educational facility for children, playground, place of worship, hotel, motel, inn, bed and breakfast or rooming house, nursing home, rehabilitation center, or hospital and that the installation of any water wells for drinking purposes along with construction of basements is prohibited; that these covenants and agreements shall survive delivery of this Deed; that these covenants and agreements are to run with the land herein granted, sold and conveyed and that similar restrictive covenants shall be inserted in any deed, lease or other instrument conveying or demising the land herein conveyed or any part thereof; and, Grantee for itself, its successors and permitted assigns agrees to execute any documents required by any regulatory authority of the current owner of the land that are consistent with the above use restrictions.

Premises A and Premises B being the same property conveyed to Support Terminals Operating Partnership, L.P. (now NuStar Terminals Operations Partnership L.P., as per Certificate of Name Change filed May 14, 2008 with the Maryland Department of Assessment and Taxation) from Maritank Maryland Inc. by deed dated September 29, 1999, filed and recorded in Liber 1709, Folio 240, Land Records of Wicomico County, Maryland.

EXECUTED effective as of the __ day of December, 2011.

Affix Deed Tax Stamp Here

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By: ______________________________
Daniel S. Oliver
Senior Vice President

STATE OF TEXAS)
) ss.
COUNTY OF BEXAR)

The foregoing instrument was acknowledged before me this ___ day of December, 2011, by Daniel S. Oliver, Senior Vice President of NuStar Terminals Operations Partnership L.P., a limited partnership organized and existing under the laws of the State of Delaware, on behalf of the limited partnership.

NOTARIAL STAMP OR SEAL (OR OTHER TITLE OR RANK)

____
SIGNATURE OF PERSON TAKING ACKNOWLEDGMENT

Tax Statements for the real property described in this instrument should be sent to (include name and address of Grantee):

BLACKWATER MARYLAND LLC
660 Labauve Drive
Westwego, Louisiana 70094
Attn: Frank Marrocco, Chief Commercial Officer

EXHIBIT C

MARYLAND RESIDENCY CERTIFICATE

In connection with the recordation of that certain grant deed dated December __, 2011 ("**Deed**") in the Land Records of Wicomico County, Maryland, the undersigned hereby certifies for purposes of §10-912 of the Tax-General Article, Annotated Code of Maryland , the following:

1. NuStar Terminals Operations Partnership, L.P., a Delaware limited partnership ("**Transferor**"), has executed effective as of December __, 2011 the Deed in favor of Blackwater Maryland, L.L.C., a Maryland limited liability company, as "transferee."

2. Transferor is a resident entity under § 10-912(A)(4) of the Tax-General Article of the Annotated Code of Maryland by virtue of the fact that Transferor has been registered with the Maryland Department of Assessments and Taxation to do business in Maryland more than 90 days before the date of transfer.

3. The undersigned, Daniel S. Oliver, is the Senior Vice President of Transferor, and has requisite authority to sign this document as a legal representative of Transferor.

Based on the foregoing certification, Transferor claims exemption from the tax withholding requirements of §10-912 of the Tax-General Article, Annotated Code of Maryland. Under penalty of perjury, the undersigned certifies that he has examined this declaration and that, to the best of his knowledge, it is true, correct, and complete in all respects.

____
Daniel S. Oliver, Senior Vice President of
NuStar Terminals Operations Partnership, L.P.

STATE OF TEXAS §
§
COUNTY OF BEXAR §

I, the undersigned Notary Public, do hereby certify that Daniel S. Oliver, personally appeared before me this day and acknowledged that he is the Senior Vice President of NuStar Terminals Operations Partnership L.P., a Delaware limited partnership, and that he/she as such officer, being authorized to do so, executed the foregoing instrument on behalf of said entity.

This the ___ day of December, 2011.

____
Notary Public

(SEAL)

My Commission Expires:_____________

EXHIBIT D

FORM OF
ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that, pursuant to that certain Asset Purchase Agreement dated as of the __ day of December, 2011 (the "Purchase Agreement"), by and between **NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P.**, a Delaware limited partnership ("Seller"), and **BLACKWATER MARYLAND, L.L.C.**, a Maryland limited liability company ("Purchaser"), and for and in consideration of the sum of the Purchase Price paid or payable to Seller by Purchaser, and the assumption by Purchaser of the Assumed Liabilities, Seller hereby assigns, sells, transfers and conveys to Purchaser all of Seller's right, title, and interest in and to the Assets (other than the Permits and the Contracts) as all of such terms are defined in the Purchase Agreement.

TO HAVE AND TO HOLD all of Seller's right, title, and interest in and to such Assets unto Purchaser, its successors and assigns forever.

Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings attributed to them as are set forth in the Purchase Agreement.

This Bill of Sale is being executed in connection with, and is subject to the terms and conditions set forth in, the Purchase Agreement and shall neither add to nor detract from the Purchase Agreement.

This Bill of Sale may not be modified, changed or supplemented, nor may any obligations hereunder be deemed waived, except by written instrument signed by the party to be charged.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

This Bill of Sale shall bind and inure to the benefit of Seller and Purchaser and their respective successors and such assigns as may be permitted under the Purchase Agreement.

This Bill of Sale may be executed in a number of multiple identical counterparts which, when taken together, shall constitute collectively one Bill of Sale, but in making proof of this Bill of Sale it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged.

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the day and year first above written.

"SELLER"

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By: ______________________________
Daniel S. Oliver, Senior Vice President

"PURCHASER"

BLACKWATER MARYLAND, L.L.C.

By: Blackwater Midstream Corp., its Manager

By: ______________________________
Dale Chatagnier, Chief Operating Officer

EXHIBIT E

FORM OF
ASSIGNMENT AND ASSUMPTION OF PERMITS AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF PERMITS AND CONTRACTS (this "Assignment") is entered into on this __ day of December, 2011, by and between NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership ("Seller"), and NUSTAR LOGISTICS, L.P., a Delaware limited partnership, NUSTAR PIPELINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively, "Seller Affiliates"), and BLACKWATER MARYLAND, L.L.C., a Maryland limited liability company ("Purchaser"), pursuant to that certain Asset Purchase Agreement dated of even date herewith (the "Purchase Agreement"), by and between Seller and Purchaser.

Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings attributed to them as are set forth in the Purchase Agreement.

Seller and Seller Affiliates, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, each hereby grants, bargains, conveys, assigns, transfers and delivers to Purchaser, and Purchaser accepts in full, all of Seller's and Seller Affiliates' right, title and interest, legal and equitable, from and after the date hereof, in, to and under:

(1) The permits listed in Attachment A to this Assignment ("Permits"); and

(2) The Contracts.

Purchaser hereby assumes and agrees to perform and discharge each and all of the obligations and liabilities of Seller under each Contract and each Permit, arising or accruing on or after the date hereof, in each case in accordance with and subject to all the terms, covenants and conditions of each such Contract or Permit, to the same extent and in the same manner as if Purchaser were the original contracting party or permittee, as appropriate.

Notwithstanding the foregoing, if there are prohibitions against, or conditions to, the conveyance of any Contracts or Permits, without the prior written consent of third parties either as a result of the provisions thereof or the requirements of applicable Law, and such written consents have not been obtained on or prior to the date hereof, then (i) any provision contained in this Assignment or the Purchase Agreement to the contrary withstanding, the transfer of title to, or interest in, such Contracts or Permits pursuant to this Assignment shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies, and (ii) until such consent requirement is satisfied, waived or no longer applies, Seller shall (without infringing on the legal rights of any third party, breaching any such Permit or Contract, or violating any Law) provide Purchaser with the equivalent benefits of the Permit or Contract, by subcontract, sublease or otherwise, on the condition that Purchaser shall cooperate and assist in such efforts and shall bear all economic burdens and other obligations and liabilities of Seller regarding such period under the Permit or Contract, notwithstanding the fact that the same has not been transferred to Purchaser. When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by applicable Law, the assignment of such Contracts

or Permits shall become effective automatically as of the date hereof, without further action on the part of Seller or Purchaser and without payment of further consideration.

This Assignment is being executed in connection with, and is subject to the terms and conditions set forth in, the Purchase Agreement and shall neither add to nor detract from the Purchase Agreement.

Nothing contained herein shall (a) be construed to defeat, impair or limit in any way any the rights or remedies of Purchaser as against any third party to contest or dispute the validity or amount of any such assumed liability or obligation, or (b) reduce or otherwise affect Purchaser's rights, on the one hand, or Seller's and Seller Affiliates' rights, on the other hand, to be indemnified by the other pursuant to and in accordance with the provisions of the Purchase Agreement.

This Assignment may not be modified, changed or supplemented, nor may any obligations hereunder be deemed waived, except by written instrument signed by the party to be charged.

This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

This Assignment shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

This Assignment may be executed in a number of multiple identical counterparts which, when taken together, shall constitute collectively one (1) Assignment, but in making proof of this Assignment it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first above written.

SELLER:

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By: ______________________________
Daniel S. Oliver, Senior Vice President

SELLER AFFILIATES:

NUSTAR LOGISTICS, L.P., a Delaware limited partnership

By: ______________________________
Daniel S. Oliver, Senior Vice President

NUSTAR PIPELINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: ______________________________
Daniel S. Oliver, Senior Vice President

PURCHASER:

BLACKWATER MARYLAND, L.L.C.

By: Blackwater Midstream Corp., its Manager

By: ______________________________
Dale Chatagnier, Chief Operating Officer

ATTACHMENT A
to
Assignment and Assumption of Permits and Contracts

EXHIBIT F

FORM OF
ASSUMPTION AND RELEASE AGREEMENT

ASSIGNMENT AND RELEASE AGREEMENT (the "Agreement") made, executed and delivered as of December __, 2011, by and among BLACKWATER MARYLAND, L.L.C., a Maryland limited liability company (the "Purchaser") and NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership (the "Seller").

WHEREAS, pursuant to that certain Asset Purchase Agreement dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the "Asset Purchase Agreement"), by and between the Seller and the Purchaser, the Seller is concurrently herewith selling, assigning, conveying, transferring and delivering to the Purchaser the Purchased Assets (as defined in the Asset Purchase Agreement); and

WHEREAS, the Asset Purchase Agreement requires that the Seller assign all of its right, title and interest in the Assumed Liabilities, and that the Purchaser assume and agree to pay, perform or discharge or cause to be paid, performed or discharged all of the Assumed Liabilities (as defined in the Asset Purchase Agreement);

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Seller and the Purchaser agree as follows:

1. Definitions. Capitalized terms which are used in this Agreement but are not defined in this Agreement shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

2. Assignment and Assumption. The Seller hereby assigns, transfers and sets over to the Purchaser, without recourse to and without representation or warranty except as expressly provided in the Asset Purchase Agreement, all of the Seller's right, title and interest in and to, and the Purchaser hereby assumes and agrees to pay, perform or discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged, all of the Assumed Liabilities.

3. Construction. This Agreement is delivered pursuant to and is subject to the terms of the Asset Purchase Agreement. Nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, expand, exceed, enlarge, or in any way affect the provisions, including the warranties, covenants, agreements, conditions, or in general, any rights, remedies or obligations of Seller or Purchaser set forth in the Asset Purchase Agreement. In the event of any conflict or ambiguity between the terms of the Asset Purchase Agreement and the terms of this Agreement, the terms of the Asset Purchase Agreement shall govern and prevail, and any such provision in this Agreement shall be deemed to be amended to the extent necessary to eliminate any such conflict, inconsistency, ambiguity or difference.

4. Other Obligations. Other than as specifically set forth in this Agreement or in the

Asset Purchase Agreement, the Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the Seller, direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities and those obligations created pursuant any document or instrument delivered to the Seller by the Purchaser at the Closing.

5. Successors and Assigns. This Agreement shall be enforceable against and inure to the benefit of the Purchaser and Seller and their respective successors and assigns.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Texas, and shall be subject to the dispute resolution provisions of the Asset Purchase Agreement.

7. Further Assurances. The parties hereto agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limiting the foregoing, Seller agrees to execute, acknowledge and deliver to Purchaser all such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively assign, transfer and set over to the Purchaser the Assumed Liabilities.

8. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one conveyance. This Agreement may be executed by facsimile signature(s).

9. Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

[*Signature page follows.*]

IN WITNESS WHEREOF, Agreement has been duly executed and delivered by the duly authorized officers of the Seller and of the Purchaser as of the date first above written.

SELLER:

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By: ______________________________
Daniel S. Oliver, Senior Vice President

PURCHASER:

BLACKWATER MARYLAND, L.L.C.

By: Blackwater Midstream Corp., its Manager

By: ______________________________
Dale Chatagnier, Chief Operating Officer

EXHIBIT G

FORM OF
CERTIFICATE OF NON-FOREIGN STATUS

1. Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of the Assets (as such term is defined in the Asset Purchase Agreement, dated December __, 2011 (the "Purchase Agreement"), between Blackwater Maryland, L.L.C., a Maryland limited liability company (as "transferee") and NuStar Terminals Operations Partnership L.P., a Delaware limited partnership (as "transferor"), the undersigned hereby certifies under penalties of perjury the following on behalf of NuStar Terminals Operations Partnership L.P.:

   a. NuStar Terminals Operations Partnership L.P. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes;

   b. NuStar Terminals Operations Partnership L.P.'s U.S. employer identification number is 75-2467809; and

   c. NuStar Terminals Operations Partnership L.P.'s office address is 2330 North Loop 1604 West, San Antonio, Texas 78248.

2. NuStar Terminals Operations Partnership understands that this Certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

3. Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of NuStar Terminals Operations Partnership L.P.

DATED as of December __, 2011

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P.,
a Delaware limited partnership

By:______________________________
Name:
Title:

NOTARY ACKNOWLEDGEMENT

STATE OF TEXAS §
§
COUNTY OF BEXAR §

I, the undersigned Notary Public, do hereby certify that Daniel S. Oliver, personally appeared before me this day and acknowledged that he is the Senior Vice President of NuStar Terminals Operations Partnership L.P., a Delaware limited partnership, and that he/she as such officer, being authorized to do so, executed the foregoing instrument on behalf of said entity.

This the ___ day of December, 2011.

____

Notary Public

(SEAL)

My Commission Expires:_____________

EXHIBIT H

GUARANTY

The undersigned, BLACKWATER MIDSTREAM CORP. a Nevada corporation, (the "Guarantor"), hereby executes this Guaranty ("Guaranty"), effective as of December __, 2011 solely for the purpose of evidencing Guarantor's agreement to unconditionally and irrevocably guarantee the prompt payment and performance of any and all obligations (collectively, the "Guaranteed Obligations") of BLACKWATER MARYLAND, L.L.C., a Maryland limited liability company and an affiliate of Guarantor ("Purchaser") arising under that certain Asset Purchase Agreement ("Purchase Agreement"), dated of even date herewith, by and between NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership, and Purchaser, including without limitation, Purchaser's indemnification obligations under Article VIII of the Purchase Agreement. Each individual Guarantor expressly agrees to be jointly and severally liable for the Guaranteed Obligations.

SECTION 1. Construction of Guaranty. (a) Guarantor guarantees that the Guaranteed Obligations shall be paid or performed, as the case may be, strictly in accordance with the terms of this Guaranty. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty in respect of the payment and performance of the Guaranteed Obligations. This Guaranty is a guarantee of payment, not collection, and the liability of the Guarantor under this Guaranty shall be unconditional and absolute, irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any of the Guaranteed Obligations;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Guaranty, including, without limitation, any increase in any obligation of the Purchaser hereunder; and

(iii) any bankruptcy, insolvency, reorganization or other proceeding or arrangement affecting Purchaser, Guarantor or any affiliate of either or any reorganization, recapitalization or change in control of, any sale of assets or merger by, any dissolution or winding up of, or any other transaction, event or circumstance affecting, Purchaser, Guarantor or any affiliate of either.

Guarantor's obligations with respect to any Guaranteed Obligations will not be affected by the existence, validity, enforceability, perfection, or extent of any collateral for such obligations. If any payment to Seller for any Guaranteed Obligations is rescinded or must otherwise be returned for any reason, Guarantor will remain liable hereunder for such obligation as if such payment had not been made. Seller may resort to Guarantor for payment of any of the Guaranteed Obligations whether or not Seller has previously resorted to any collateral security or proceeded

against any other obligor principally or secondarily obligated for any of the Guaranteed Obligations.

(b) The Guarantor hereby waives (i) promptness, diligence, notice of acceptance and any other notice with respect to the Guaranteed Obligations and this Guaranty, (ii) presentment, protest and notice of protest or dishonor of any evidences of indebtedness or other obligations guaranteed hereunder, (iii) any statute of limitations affecting Guarantor's liability under this Guaranty or the enforcement of this Guaranty, and (iv) all principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty. Guarantor agrees that Seller and Purchaser may mutually modify the Purchase Agreement, and Guarantor acknowledges that such modification will not impair or affect Guarantor's obligation under this Guaranty.

(c) The Guarantor also hereby waives any claim, right or remedy which Guarantor may now have or hereafter acquire against Seller that arises hereunder, including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Seller against Purchaser or against any security which Seller now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise, unless and until all of the Guaranteed Obligations and all other amounts payable and other obligations guaranteed under this Guaranty shall have been fully and irrevocably paid to Seller.

(d) Guarantor hereby subordinates any obligation of Purchaser to Guarantor or any affiliate of Guarantor (the "Subordinated Obligations") to the prior, full and irrevocable payment and performance of all Guaranteed Obligations to Seller, and any amount paid, received or recovered by Guarantor or any affiliate of Guarantor with respect to or on account of the Subordinated Obligations shall be held in trust for Seller and paid over to Seller upon demand to be held as collateral for, or for application to the payment of, the Guaranteed Obligations.

SECTION 2. Guarantor Acknowledgement. Guarantor hereby acknowledges (i) Guarantor is entering into this Guaranty as a material inducement for Seller to enter into the transactions contemplated by the Purchase Agreement, and that but for this Guaranty, Seller would not enter into such transactions; and (ii) because Guarantor is an affiliate of Purchaser, Guarantor will realize material benefits from the consummation of the transactions contemplated by the Purchase Agreement.

SECTION 3. Continuing Guarantee. This Guaranty is a continuing guarantee and shall (i) remain in full force and effect until Purchaser shall have performed in full the Guaranteed Obligations, (ii) be binding upon the Guarantor and its successors and assigns and (iii) inure to the benefit of and be enforceable by Seller and its successors and assigns.

SECTION 4. No Waiver; Remedies. No failure on the part of Seller to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 5. Expenses. Guarantor agrees that it will upon demand pay to Seller the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Seller may incur as a result of the failure by the Guarantor to perform or observe any of the provisions hereof.

SECTION 6. Severability. If any term or other provision of this Guaranty is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Purchase Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 7. Entire Agreement; Assignment; Amendment. This Guaranty constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Guaranty shall not be assigned by operation of law or otherwise, except that Seller may assign all or any of its rights hereunder to any affiliate or affiliates of Seller. This Guaranty may not be amended except by a written instrument executed by each Guarantor and Seller.

SECTION 8. Parties in Interest. This Guaranty shall inure to the benefit of Seller and its successors in interest and assigns, and nothing in this Guaranty, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Guaranty.

SECTION 9. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed therein, irrespective of its principles of conflicts of laws. Any claims arising from or related to this Guaranty (whether in contract, tort or otherwise) shall be governed by the laws of the State of Texas.

SECTION 10. Headings. The descriptive headings contained in this Guaranty are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Guaranty.

SECTION 11. Representations and Warranties. Each Guarantor hereby represents and warrants that (i) it is a legal entity duly organized, validly existing and in good standing under the laws of its state of formation (as indicated in the preamble of this Guaranty), (ii) the execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate or company action (as applicable) and do not violate Guarantor's governing documents, and (iii) this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting enforcement of creditors' rights in general and general principles of equity).

SECTION 12. Notices. All notices or other communications required hereunder shall be in writing, shall be addressed as specified below and shall be deemed to have been given: (a) at the time of delivery when delivered personally; (b) upon receipt when sent by Federal Express, or similar recognized overnight service; or (c) upon completion of successful transmission (with electronic confirmation of receipt) when sent by facsimile (unless transmission is completed outside recipient's normal working hours, in which case such notice shall be deemed given at the start of recipient's next business day), immediately followed by U.S. posting, postage prepaid.

Seller:

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P.
c/o NuStar Energy L.P.
2330 Loop 1604 W.
San Antonio, Texas 78248
Attn: Credit Manager
Phone: (210) 918-2000
Fax: (210) 918-5422

Guarantor:

BLACKWATER MIDSTREAM CORP.
660 Labauve Drive
Westwego, LA 70094
Attn: Dale Chatagnier, Chief Operating Officer
Phone: (504) 340-3000
Fax: (504) 340-9406

Purchaser:

BLACKWATER MARYLAND, L.L.C.
660 Labauve Drive
Westwego, LA 70094
Attn: Frank Marrocco, Chief Commercial Officer
Phone: (504) 340-3000
Fax: (504) 340-9406

Any party may change its address or facsimile number by providing written notice to the other party in accordance with the foregoing.

[Remainder of page intentionally left blank; signature page follows]

This Guaranty is executed by Guarantor's duly authorized representative as of the date first written above.

GUARANTOR:

BLACKWATER MIDSTREAM CORP.

By: ______________________________
Dale Chatagnier, Chief Operating Officer

Schedule 1.1.1
Land Description

Being 27.07726 acres of land, more or less, being situated in the Salisbury Election District, Wicomico County, Maryland, more particularly described as Premises A and B in that certain Deed dated September 29, 1999, from Maritank Maryland, Inc., a Delaware corporation, to Support Terminals Operating Partnership, L.P., a Delaware limited partnership, recorded in Volume 1709, Page 240, Land Records, Wicomico County, Maryland.

Schedule 1.1.5
Contracts

1. Master Terminal Services Agreement No. 06-11-1141 between NuStar Logistics, LP (fka Valero Logistics Operations L.P.), NuStar Pipeline Operating Partnership, LP (fka Kaneb Pipe Line Operating Partnership, L.P.) and PAPCO, Inc. dated October 27, 2006

2. Terminal Services Release No. 06-11-1141/37-01 between NuStar Terminals Operations Partnership, L.P. and PAPCO, Inc. dated May 14, 2010, as amended by Amendment No. 1 dated March 22, 2011

3. Master Terminal Services Agreement No. 07-12-1186 between NuStar Logistics, L.P., NuStar Pipeline Operating Partnership, LP (fka Kaneb Pipe Line Operating Partnership, L.P.) and Southern States Cooperative, Inc. dated February 29, 2008

4. Terminal Services Release No. 07-12-1186/37-01 between NuStar Terminals Operations Partnership, L.P. and Southern States Cooperative, Inc., Inc. dated February 29, 2008, as amended by Amendment No. 1 dated March 22, 2011

5. Terminal Services Release No. 07-12-1186/37-02 between NuStar Terminals Operations Partnership, L.P. and Southern States Cooperative, Inc. dated February 29, 2008

6. Enabling Terminal Services Agreement No. 06-09-1136 between NuStar Logistics, LP (fka Valero Logistics Operations L.P.), NuStar Pipeline Operating Partnership, LP (fka Kaneb Pipe Line Operating Partnership, L.P.) and Valero Marketing and Supply Company dated December 6, 2006

7. Terminal Services Release No. 06-09-1136/37-01 between NuStar Terminals Operations Partnership, L.P. (fka Support Terminals Operating Partnership, L.P.) and Valero Marketing and Supply Company dated February 29, 2008, as amended by letter agreement dated January 28, 2011

8. Terminal Services Release No. 06-09-1136/37-02 between NuStar Terminals Operations Partnership, L.P. (fka Support Terminals Operating Partnership, L.P.) and Valero Marketing and Supply Company dated February 29, 2008, as amended by letter agreement dated January 28, 2011

9. Master Terminal Services Agreement No. 08-04-1210 between NuStar Logistics, L.P., NuStar Pipeline Operating Partnership, L.P. and Western Refining Yorktown, Inc. dated April 30, 2008

10. Terminal Services Release No. 08-04-1210/37-01 between NuStar Terminals Operations Partnership, L.P. and Western Refining Yorktown, Inc. dated April 30, 2008

11. Terminal Services Release No. 08-04-1210/37-02 between NuStar Terminals Operations Partnership, L.P. and Western Refining Yorktown, Inc. dated April 30, 2008

12. Software Maintenance Agreement between NuStar Logistics, L.P. and Toptech Systems, Inc., dated January 1, 2010, solely with respect to the software license in use at the Salisbury terminal (site NUSSLS). For the avoidance of doubt, neither the enterprise wide license grant from Toptech Systems, Inc., nor any terminal site-specific license/maintenance agreement (other than that solely attributable to the aforementioned site) is transferred pursuant to the Agreement.

Schedule 1.1.6
Permits

State Discharge Permit:
State of Maryland
Department of the Environment
Oil Control Program
State Discharge Permit No. 2011-ODS-3290
Effective January 1, 2011, expires January 1, 2016

Operations Permit:
State of Maryland
Department of the Environment
Air and Radiation Management Administration
Operating Permit No. 045-0156
Dated June 1, 2009
Effective June 1, 2009, expires May 31, 2014

Oil Operations Permit:
State of Maryland
Department of the Environment
Oil Control Program
Oil Operations Permit No. 2009-OPT-3290
Effective November 7, 2008, expires November 7, 2013

Certificate of Registration – Motor Fuel Inspection:
State of Maryland
Comptroller of Maryland
Account Number 120287
Issue Date June 1, 2011
Expiration Date May 31, 2012

Certificate of Registration – Hazardous Materials:
US Department of Transportation
Pipeline and Hazardous Materials Safety Administration
Reg. No. 052609 551 085RT
Issue Date May 26, 2009
Expiration Date June 30, 2012

Schedule 1.2.6
Excluded Personal Property

None

Schedule 2.2.2
Seller's Wire Instructions

NuStar Logistics, L.P.
Swift Code = Chasus33
AC # = 323391729
Routing number = 021000021
JPMorgan Chase Bank, NA
New York, NY

Schedule 2.3
Purchase Price Allocation

Purchaser will provide Seller with an allocation of Purchase Price within 30 days after Closing and the parties will file IRS Form 8594 consistently with such allocation.

Schedule 3.4
Purchaser's Minimum Environmental Insurance Requirements

Coverage	On and off-site clean up and third party bodily injury and property damage coverage resulting from pollution conditions which commenced after the Effective Time and are on, under or emanating from the Facility.
Claims Made Coverage	The policy shall be on a "claims made" basis and include coverage for both sudden and accidental and gradual pollution conditions.
Insured	• Purchaser as "named insured" • Seller and each of its Affiliates as "additional named insureds"
Term	3 years (policy to be 100% minimum earned at inception)
Self Insured Retention	Not more than $500,000 per occurrence and not more than $2,000,000 aggregate
Limit	$10,000,000 each occurrence and $10,000,000 aggregate
Terms and Conditions	• Civil fines, penalties and punitives coverage where allowed by law • "Natural resource damages" defined to be included within "property damage" definition • Jurisdiction removed, i.e. the policy should exclude a venue/forum selection clause • 90-day prior written notice of cancellation

Schedule 5.5
Third Party Consents

1. Master Terminal Services Agreement No. 06-11-1141 between NuStar Logistics, L.P. (fka Valero Logistics Operations L.P.), NuStar Pipeline Operating Partnership, L.P. (fka Kaneb Pipe Line Operating Partnership, L.P.) and PAPCO, Inc. dated October 27, 2006

2. Enabling Terminal Services Agreement No. 06-09-1136 between NuStar Logistics, L.P. (fka Valero Logistics Operations, L.P.), NuStar Pipeline Operating Partnership, L.P. (fka Kaneb Pipe Line Operating Partnership, L.P.) and Valero Marketing and Supply Company dated December 6, 2006

Schedule 5.6
Litigation

1. Salisbury Water Contaminated Gasoline Claim: Hari Yash, a retail gas station, alleges it received water-contaminated gasoline from the Facility. It has filed suit against the carrier, Murphy Transport, and the terminal owner/operator, NuStar Terminals Operations Partnership, LP. The claimed damages are approximately $15,000.

Schedule 5.9
Transferred Employees

Employee Name	Title	Hire Date	Length of Service
Jay Deputy	Terminal Operator Trainee	03/28/2011	8 mos (approx)

Schedule 5.10
ERISA

None